

Nina Chanel Abney (b. 1982)

Download deal sheet



Nina Chanel Abney is one of the most exciting young contemporary artists working today. We opportunistically secured this Painting at public auction, allowing us to offer it to investors for approximately 17% less than our internal pre-sourcing valuation.

WATCH VIDEO

Initial Offering Price

$484,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



$1.0m
$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
19
20
21
22

Price Appreciation of Similar Works

104.1%

Sharpe Ratio	watch video
Nina Chanel Abney	Not enough data
All Art	0.55
S&P 500	0.56

0% Progress

INVEST NOW

WHY WE LIKE THIS PAINTING

MASTERWORKS

- Abney emerged in 2008 when her work was included in the notable exhibition 30 Americans, organized by the Rubell Family Collection, Miami. As one of the youngest among a distinguished group of intergenerational African American artists, she immediately became part of an important artistic lineage.
- Abney's work is included in public collections around the world, including the Brooklyn Museum in New York, The Rubell Family Collection in Miami, and the Burger Collection in Hong Kong, among others.
- In 2018, Abney's total auction turnover stood at just $53,0000 and, by 2021, had increased to over $2 million.
- The Painting is an emblematic example of Nina Chanel Abney's exploration of contemporary culture, executed in her signature pop-surrealist style.
- The Painting's flat, geometric style is executed using stencils and a mixture of acrylic and spray paint. Reminiscent of the pop-cubist styles of modernist painters like Stuart Davis and Henri Matisse, Abney embraces spontaneity and works intuitively, actively avoiding planned compositions.
- As of November 18, 2022, examples similar to the Painting, with multiple figures and colorful symbology, account for Abney's top auction records. These are led by "Untitled (XXXXXX)" (2015), which sold for $990,000 in May 2021, "Untitled" (2019), which sold for $925,360 in December 2021. With its sale for $436,136 in October 2022, the Painting is currently the artist's third top record at auction.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2021 Auction Sales	2021 Number of Lots Sold
$2,058,019	10

NINA CHANEL

ABNEY

b. 1982, UNITED STATES

Acrylic and spray paint on canvas | 72 × 72 in. (183 × 183 cm.)

Nina Chanel Abney is a contemporary artist whose work explores the complex dynamics of contemporary life.



$484,000

INITIAL OFFERING

104.1%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is an emblematic example of Nina Chanel Abney's exploration of contemporary culture, executed in her signature pop-surrealist style. Created in 2018, the Painting depicts two central, full-length figures surrounded by a frenetic array of symbols, numerals, and patterns, culled from the universal visual language of pop culture, social media, and emojis. Abney's remixed symbology, and often fragmented narratives, address themes related to politics, race, policing, and sexuality — topical subjects the artist says are "easy to swallow, hard to digest." Though the figures in the Painting are suggestive, Abney prefers not to prescribe explicit meaning to her work and instead states: "I don't attempt to communicate anything specific, I simply share my thoughts and hope the viewer will have an experience, either pleasant or unpleasant, that will start a conversation, spark on emotion, or help them convey their own message." The Painting's flat, geometric style is executed using stencils and a mixture of acrylic and spray paint. Reminiscent of the pop-cubist styles of modernist painters like Stuart Davis and Henri Matisse, Abney embraces spontaneity and works intuitively, actively avoiding planned compositions. Examples similar to the Painting are included in several prominent museum collections, including the Whitney Museum of American Art, the Museum of Modern Art, and the Brooklyn Museum of Art in New York, among others. As of October 19, 2022, examples similar to the Painting, with multiple figures and colorful symbology, account for Abney's top auction records. These are led by *Untitled (XXXXXX)* (2015), which sold for $990,000 at Christie's, New York on May 11, 2021, and *Untitled* (2019), which sold for HKD 7,210,000 ($925,360) at Christie's, Hong Kong on December 1, 2021. With its sale for £378,000 ($421,829) at Sotheby's, London on October 14, 2022, and as of October 19, 2022, the Painting is currently the artist's third top record at auction. The Painting's style, execution, and subject make it a commercial and desirable work by Nina Chanel Abney.

AS OF NOVEMBER 20, 2022, FOUR OF HER TOP FIVE AUCTION RECORDS HAVE BEEN ACHIEVED IN THE LAST TWO YEARS, AND ARE LED BY *UNTITLED (XXXXXX)* (2015), WHICH SOLD FOR $990,000 AT CHRISTIE'S, NEW YORK ON MAY 11, 2021, *UNTITLED* (2019), WHICH SOLD FOR HKD 7,210,000 ($925,360) AT CHRISTIE'S, HONG KONG ON DECEMBER 1, 2021, AND *ANYTIME, ANYPLACE* (2018), WHICH SOLD FOR £378,000 ($421,829) AT SOTHEBY'S, LONDON ON OCTOBER 14, 2022.

A selection of Abney's paintings were included in "30 Americans," a 2008 traveling exhibition organized by the Rubell Family Collection in Miami, which featured work by 30 prominent African-American artists, of which Abney was the youngest. In 2017, her first solo exhibition, titled "Nina Chanel Abney: Royal Flush," opened at the Nasher Museum of Art at Duke University in Durham, NC, and traveled to the Chicago Cultural Center and Los Angeles, where it was jointly presented by the Institute of Contemporary Art, Los Angeles, and the California African American Museum. The final venue for the exhibition was the Neuberger Museum of Art, Purchase College, State University of New York. Abney's work is included in public collections around the world, including the Brooklyn Museum in New York, The Rubell Family Collection in Miami, and the Burger Collection in Hong Kong, among others. As of November 20, 2022, the artist is based in New York and has been represented by Jack Shainman Gallery since 2017.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$1.0M
$0.8M
$0.5M
$0.3M
2019
2021

Nina Chanel Abney (b. 1982, Chicago, IL) is a contemporary artist whose work explores the complex dynamics of contemporary life. In 2004, Abney received a BFA from Augustana College in Rock Island, IL, where she studied studio art and computer science, with the hope of becoming a graphic designer or animator. In 2007, she obtained her MFA from Parsons in New York, where a painting from her thesis show–the monumental "Class of 2007," caught the attention of Kravets Wehby, a gallery in New York, who became the first to represent the young artist. Soon after, a selection of Abney's paintings were included in "30 Americans," a 2008 traveling exhibition organized by the Rubell Family Collection in Miami, which featured work by 30 prominent African-American artists, of which Abney was the youngest. In 2017, her first solo exhibition, titled "Nina Chanel Abney: Royal Flush," opened at the Nasher Museum of Art at Duke University in Durham, NC, and traveled to the Chicago Cultural Center and Los Angeles, where it was jointly presented by the Institute of Contemporary Art, Los Angeles, and the California African American Museum. The final venue for the exhibition was the Neuberger Museum of Art, Purchase College, State University of New York. Abney's work is included in public collections around the world, including the Brooklyn Museum in New York, The Rubell Family Collection in Miami, and the Burger Collection in Hong Kong, among others. As of November 20, 2022, the artist is based in New York and has been represented by Jack Shainman Gallery since 2017.



NINA CHANEL ABNEY


$
???
?
X
X
XX
X
5
$
55
X
¢
$



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Nina Chanel Abney with the following criteria: canvas paintings executed 2010 to present, that measure 30 inches by 30 inches to 100 inches by 100 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 104.1% CAGR implied from selected sales occurring from March 16, 2019 to December 1, 2021.

The information contained on the Masterworks.io web site has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks.io website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with SEC or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks.io Terms of Use and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.io), or as available on the SEC'S EDGAR web site.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services. Certain equity owners of Masterworks operate in their capacity as a "principal" to Masterworks platform transactions pursuant to SEC Rule 3a4-1.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation for more information.

Masterworks.io, LLC is located at 225 Liberty Street, 29th Floor, New York NY, 10281.

Certain Masterworks associated persons solicit in connection with Masterworks offerings in their capacities as registered representatives of Independent Brokerage Solutions LLC ("IndieBrokers") or Arete Wealth Management, LLC ("Arete"), or in their capacity as a "principal" to the transaction pursuant to SEC Rule 3a4-1. Each of IndieBrokers and Arete is a registered broker dealer, a member of FINRA and a member of SIPC. Masterworks.io and its affiliates are independent and unaffiliated with IndieBrokers and Arete. To check the background of IndieBrokers and Arete and their respective representatives, visit FINRA's BrokerCheck. IndieBrokers is located at 485 Madison Ave, 15th Floor, New York, NY 10022 and Arete is located at 1115 W Fulton Market, 3rd Floor, Chicago, IL 60607. Investors solicited through a representative of IndieBrokers will find a brief summary of their relationship with IndieBrokers on the IndieBrokers Form CRS and investors solicited through a representative on Arete will find a brief summary of their relationship with Arete on the Arete Form CRS.

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.